DECADE COMPANIES INCOME PROPERTIES - A LIMITED PARTNERSHIP
Brookfield, Wisconsin

FINANCIAL STATEMENTS

Including Independent Auditors' Reports

December 31, 1998 and 1997

DECADE COMPANIES INCOME PROPERTIES - A LIMITED PARTNERSHIP

TABLE OF CONTENTS
December 31, 1998 and 1997

Independent Auditors' Report      1

Report of Independent Auditors - 1997                       2

Balance Sheet                                               3

Statements of Operations                                    4

Statements of Partners' Capital (Deficit)                   5

Statements of Cash Flows                                    6

Notes to Financial Statements                              7 - 15

INDEPENDENT AUDITORS' REPORT

The Partners of Decade Companies Income Properties - A Limited Partnership Brookfield, Wisconsin

We have audited the accompanying balance sheet of Decade Companies Income Properties - A Limited Partnership (the Partnership) as of December 31, 1998, and the related statements of operations, partners' capital (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test bases, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used an significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decade Companies Income Properties - A Limited Partnership as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The financial statements of Decade Companies Income Properties - A Limited Partnership for the year ended December 31, 1997 were audited and reported on separately by other independent auditors.

VIRCHOW, KRAUSE & COMPANY, LLP

Brookfield, Wisconsin
January 29, 1999

REPORT OF INDEPENDENT AUDITORS - 1997

The Partners
Decade Companies Income Properties - A Limited Partnership

We have audited the accompanying statement of operations of Decade Companies Income Properties - A Limited Partnership (the Partnership) and the related statements of partners' capital (deficit) and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Decade Companies Income Properties - A Limited Partnership and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

\s\ Ernst & Young LLP

Chicago, Illinois
January 27, 1998

DECADE COMPANIES INCOME PROPERTIES - A LIMITED PARTNERSHIP



BALANCE SHEET


December 31, 1998

                           ASSETS

Cash and cash equivalents                                         1867814
Prepaid expenses and other assets                                  149211
Escrow deposits                                                    124754
Investment properties, at cost
Land                                                              5305536
Buildings and improvements                                       23741781
Equipment                                                         2868353
                                                                 31915670
Less: Accumulated depreciation                                   -8662288
                                                                 23253382
Deferred financing costs, net of accumulated amortization of       281084
TOTAL ASSETS                                                     25676245

         LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
Tenant security deposits                                          119002
Accounts payable                                                  135401
Accrued real estate taxes                                         266105
Accrued interest payable                                           60598
Distributions payable                                             170705
Payables to affiliates                                           3854403
Mortgage notes payable                                          22754242
Total Liabilities                                               27360456

PARTNERS' CAPITAL (DEFICIT)
General Partner                                                   -88085
Limited Partners (Interest authorized - 18,000;
Interests outstanding - 13,400.27)                              -1596126

Total Partners' Capital (Deficit)                               -1684211

TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)               25676245

See accompanying notes to financial statements.


DECADE COMPANIES INCOME PROPERTIES - A LIMITED PARTNERSHIP


STATEMENTS OF OPERATIONS


Years Ended December 31, 1998 and 1997

                                                                  1998
1997

OPERATING REVENUE ASSOCIATED WITH INVESTMENT PROPERTIES
Rentals                                                          6196035
6001015
Other                                                             276790
237469

Total Operating Revenue Associated with Investment Properties     6472825
6238484


OPERATING EXPENSES ASSOCIATED WITH INVESTMENT PROPERTIES
Operating
2474158      2589010
Administration
273181       291793
Depreciation
1060439      1114581
Interest, including amortization of financing costs               1827231
1774830
Real estate taxes                                                   734909
711650

Total Operating Expenses Associated with Investment Properties
6369918      6481864

Income (Loss) from Operations of Investment Properties           102907
-243380

OTHER PARTNERSHIP INCOME (EXPENSES)
Interest income                                                  109459
127609
Interest on payables to affiliates                              -101990
-225341
Administrative expenses                                            -191911
-312656

Net Other Partnership Expenses                                  -184442
-410388

NET LOSS                                                         -81535
-653768

Net loss attributable to General Partner (1%)
-815       -6538
Net loss attributable to Limited Partners (99%)                    -80720
-647230
                                                                 -81535
-653768

Weighted average Limited Partnership Interests outstanding     13400.27
13400.27

Net loss per weighted average Limited Partnership Interest         -6.02
-48.30

See accompanying notes to financial
statements.                                              Page 4

DECADE COMPANIES INCOME PROPERTIES - A LIMITED
PARTNERSHIP


STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)


Years Ended December 31, 1998 and 1997

                                                           General
Limited
                                              Limited      Partners'
Partners'
                                              Partnership  Capital
Capital
                                              Interests    (Deficit)
(Deficit)           Total

Balances at January 1, 1997                    13,400.27     -74,801
472,061     397,260

Distributions to Partners                           -0-       -2,730
-670,018    -672,748
Tender offer costs                                     -0-
-0-            -203        -203
Net loss for the year                                -0-       -6,538
-647,230    -653,768

Balances at December 31, 1997                 13,400.27     -84,069
-845,390    -929,459

Distributions to Partners                           -0-       -3,201
-670,016    -673,217
Net loss for the year                               -0-         -815
-80,720     -81,535

Balances at December 31, 1998                 13,400.27     -88,085
-1,596,126  -1,684,211


DECADE COMPANIES INCOME PROPERTIES - A LIMITED PARTNERSHIP


STATEMENTS OF CASH FLOWS


Years Ended December 31, 1998 and 1997

1998               1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss
-81,535             -653,768
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation                                               1,060,437
1,114,581
Amortization of deferred financing costs                    65,352
34,942
Changes in operating assets and liabilities
Prepaid expense and other assets
-64,342              50,705
Escrow deposits                                             59,623
-6,476
Tenant security deposits
-28,047             -27,079
Accounts payable
79,073              -55,236
Unearned rent
-38,810             38,810
Accrued real estate taxes                                   18,649
12,275
Accrued interest payable
23,381                -281
Payables to affiliates
10,146            185,446
Net Cash Flows Provided by Operating Activities
1,103,927            693,919

CASH FLOWS FROM INVESTING ACTIVITIES
Net additions to investment properties
-534,262             -181,061
Net Cash Flows Used in Investing Activities
-534,262             -181,061

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of tender offer costs
-0-                 -203
Proceeds from mortgage note payable
6,589,201                    -0-
Additions to debt issue costs
-58,692                  -0-
Payments on mortgage notes payable
-6,733,846           -286,099
Distributions paid to Limited Partners
-670,016             -670,018
Distributions paid to General Partner
-0-               -5,459
Net Cash Flows Used in Financing Activities
-873,353              -961,779

Decrease in Cash and Cash Equivalents
-303,688             -448,921

CASH AND CASH EQUIVALENTS - Beginning of Year            2,171,502
2,620,423

CASH AND CASH EQUIVALENTS - END OF YEAR
1,867,814          2,171,502

DECADE COMPANIES INCOME PROPERTIES - A LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
December 31, 1998

NOTE 1 - ORGANIZATION AND BASIS OF ACCOUNTING

Organization

Decade Companies Income Properties - A Limited Partnership (the Partnership) was organized as a limited partnership under the laws of the State of Wisconsin pursuant to a Certificate and an Agreement (the Agreement) of Limited Partnership dated June 6, 1985, as amended, for the purpose of investing primarily in residential and commercial real property. The Agreement terminates on or before December 31, 2005. The Partnership began operations June 9, 1986. The Partnership operates three residential apartment complexes located in Madison, Wisconsin, Clearwater, Florida, and St. Petersburg, Florida.

The Partnership consists of a General Partner, Decade Companies - A General Partnership (Decade Companies), of which Jeffrey Keierleber and Decade 80, Inc. are the general partners, and 1,242 Limited Partners at December 31, 1998.

Basis of Accounting

The accompanying financial statements, which have been prepared in accordance with generally accepted accounting principles (GAAP), will differ from the income tax returns due to the different treatment of various items as specified by the Internal Revenue Code. The net effect of these accounting differences is as follows for 1998:

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Depreciation

Depreciation is computed by the straight-line method using estimated useful lives of 30 years for buildings, 15 years for improvements and 5 years for related equipment.

Investment Property

The Partnership evaluates investment properties periodically for indication of impairment, including recurring operating losses and other significant adverse changes in the business climate that affect the recovery of the recorded asset value. If investment property is considered impaired, a loss is provided to reduce the net carrying value of the asset to its estimated fair value. Management is not aware of any indicator that would result in any significant impairment loss.

Deferred Financing Costs

Deferred financing costs are amortized using the straight-line method over the term of the agreement (see Note 4) and are included as a component of interest expense in the financial statements.

Fees to Affiliates

Fees related to the offering, organizational and acquisition stages of the Partnership paid to the General Partner or affiliates, and deferred interest related thereto, are limited to a maximum amount as defined in the Partnership Agreement and prospectus. The General Partner has earned the maximum amount of such fees as of December 31, 1998 (see Note 6).

The Partnership Agreement provides for acquisition fees, mortgage placement and mortgage brokerage fees, property management fees and real estate sales commissions payable to the General Partner or affiliates of the General Partner. These fees are capitalized or charged to expense as follows:

Acquisition Fees

Acquisition fees designated for selection, negotiation and purchase of Partnership properties have been capitalized as investment property and allocated to land, buildings and improvements and equipment based on appraised values. The portions allocated to buildings, improvements and equipment are being depreciated over the respective lives of the buildings, improvements and equipment.

Mortgage Placement and Brokerage Fees

Fees for services rendered in locating potential borrowers and investigating their credit-worthiness for placement of mortgage loans are payable by the Partnership to the extent not paid by the mortgagor. Any fees paid by the Partnership will be charged to expense over the terms of the mortgage loans.

Property Management Fees

Fees for property management and rental services are being charged to expenses over the period property management services are being performed. The fee is defined in the partnership agreement.

Real Estate Sales Commissions

Fees may be earned for services rendered related to the sale of Partnership property, as defined in the Partnership prospectus. Payment of such fees to an affiliate of the General Partner shall be subordinated to a return to the Limited Partners equal to their original capital contribution plus a 6% per annum cumulative return.

Expenses of Offerings

Sales commissions, underwriting fees and reimbursed syndication costs paid to the General Partner or affiliates of the General Partner in connection with the capital offering have been recorded as a charge to Limited Partners' capital, as well as certain costs associated with tender offer purchases of Limited Partner Interests.

Reimbursed Expenses

The Partnership reimburses the General Partner and affiliates of the General Partner for the actual cost of goods and materials used by or for the Partnership in the course of performing the general functions of the Partnership. These general functions include accounting, investor communications, investor documentation, legal services, tax services, computer services, risk management, and any other related operational and administrative expenses necessary for the prudent organization and operation of the Partnership.

Allocations and Distributions

Pursuant to the Agreement, net income and losses from operations (exclusive of those from the sale of disposition of Partnership properties) are to be allocated 99% to the Limited Partners and 1% to the General Partner. In computing net income and losses from operations, depreciation expense is allocated differently to taxable and nontaxable entities.

Any gains from the sale or disposition of Partnership properties will be allocated: 1) 99% to the Limited Partners and 1% to the General Partner until the cumulative gains are equal to any losses from the sale or disposition of Partnership property for all prior periods; 2) to the Limited Partners until their cumulative gains equal the sum of all sales commissions, underwriting fees, and reimbursed syndication costs for the current year an all prior years, any losses from the sale of disposition of Partnership property for the current year and all prior years, and an amount equal to 6% per annum, cumulative and noncompounded, on the Limited Partners' capital investment minus prior distributions of cash available for distribution or the extent that prior distributions of sales proceeds exceed the Limited Partners' original capital investment ("priority return") from the inception of the Partnership to the end of the current year; 3) to the General Partner an amount equal to the distributions made to the General Partner under (iii)(b) below; 4) to the General Partner an amount equal to the distributions made to the General Partner pursuant to (iv) below; 5) to the Limited Partners until cumulative gains allocated to them are equal to (v) below; 6) to the Limited Partners until cumulative gains allocated to them are equal to (vi) below; and
7) to the General Partner until cumulative gains allocated to the General Partner are equal to (vii) below. Any losses from the sale or disposition of the Partnership properties will be allocated 99% to the Limited Partners and 1% to the General Partner.
Cash available for distribution, as defined in the Agreement, will be distributed 99% to the Limited Partners and 1% to the General Partner. Proceeds from the sale or disposition of Partnership properties, if any, remaining after repayment of any General Partner's loan and payment of deferred fees, will be distributed as follows: (i) to the Limited Partners, an amount equal to 100% of their original capital contribution minus any prior distributions; (ii) to the Limited Partners, an amount to provide their priority return; (iii) to the General Partner an amount equal to the greater of the excess of (a) its capital contribution over the sum of all prior distributions of sales proceeds or (b) 1% of such sales proceeds; (iv) in the case of the sale of any property in which brokerage services are actually performed by the General Partner or an affiliate, to the General Partner or an affiliate, an amount equal to its subordinated real estate commission (generally up to 3% of the aggregated selling price of all properties); (v) of the remaining proceeds, 88% to the Limited Partners; (vi) then, to the Limited Partners, the deficiency, if any, in return of capital plus a cumulative preference of 10% per annum on their capital investment; and (vii) to the General Partner, the remaining balance (not to exceed 12% of the proceeds remaining after the distributions in accordance with (i) through (iv) above).

Net Loss Per Limited Partnership Interest

Net loss per Limited Partnership Interest is based on 99% of net loss as allocated to the Limited Partners divided by the weighted average number of Interest outstanding during the year.

NOTE 3 - INVESTMENT PROPERTIES

Investment properties owned at December 31, 1998 are as follows:


                                                            Costs Capitalized
                                   Initial Cost to Partnership Subsequent to
Acquisition
                                   BuildingsBuildings
                                        andand
DescriptionEncumbrancesLandImprovementsEquipment Improvements Equipment
                                   (In Thousands)

Meadows II Apartments
Madison, WI  6,574   1,144       9,227     442         107         459
Town Place Apartments
Clearwater, FL       6,509    1,518        5,270    252          39
490
Pelican Sound Apartments
St. Petersburg, FL   9,671    2,644        8,801    861         298
364
Total               22,754    5,306       23,298  1,555         444
1,313


                                        Gross Amount at Which Carried
                                        Buildings
                                           and  Accumulated
 Description                 LandImprovementsEquipmentTotal  Depreciation
                                       (In Thousands)
Meadows II Apartments
Madison, WI          1,144       9,334            901    11,379       3,809
Town Place Apartments
Clearwater, FL                1,518       5,309            742     7,569
2,191
Pelican Sound Apartments
St. Petersburg, FL            2,644       9,099          1,225    12,968
2,662
Total                         5,306      23,742          2,868    31,916
8,662

          Description                    Date of Construction          Date
Acquired
Meadows II Apartments, Madison WI  In phases from 1977 through 1980   January
1989
Town Place Apartments, Clearwater, FL            1985                 February
1990
Pelican Sound Apartments, St. Petersburg, FL     1987                 November
1993

A reconciliation of the cost and accumulated depreciation of the investment properties at December 31, 1998 follows:

                                                  (in Thousands)

Cost
Balance at beginning of year                         31,382
Additions to investment properties                      534

Balance at end of year                               31,916

Accumulated depreciation
Balance at beginning of year                          7,602
Provision for the year                               1,060

Balance at end of year                               8,662

The aggregate cost of the investment properties for federal income tax purposes is $28,936,811 because the acquisition fees and sales commission payable to the General Partner are capitalizable for financial reporting purposes only. The accumulated depreciation for federal income tax purposes was $7,984,285 at December 31, 1998.

NOTE 4 - MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following at December 31, 1998:

Mortgage note payable in monthly installments
of $52,894 including interest at 7.25%, with
final payment due September 30, 2005.            6,573,519

Mortgage note payable in monthly installments
of $52,286, including interest at 8.25%, with
final payment due May 16, 2003.                  6,509,249

Mortgage note payable in monthly installments
of $67,184, including interest at 7.625%, with
final payment due December 1, 2003.              9,671,474

                                                22,754,242

The Meadows II, Town Place and Pelican Sound Apartments investment properties and all associated operating revenues are pledged as collateral for the mortgage notes payable. Interest paid with respect to the mortgage notes and other indebtedness was $1,738,496 and $1,740,169 in 1998 and 1997, respectively. During 1998, the Meadows II mortgage was refinanced totaling $9,150,000; as of December 31, 1998, $2,560,799 of the proceeds remains undrawn and available. Aggregate annual maturities of the mortgage notes payable for the five years subsequent to December 31, 1998, are as follows:

                   1999                                 312,000
                   2000                                 338,000
                   2001                                 365,000
                   2002                                 394,000
                   2003                                 426,160
                                                     15,340,657
                                                     16,749,657

NOTE 5 - INCOME TAXES

The Partnership pays no income taxes. Partnership losses or income and taxes attributable thereto will be the responsibility of the various Partners.

Differences between the net loss as reported herein and net loss reported for federal income tax purposes arise from temporary differences related to depreciation, disposition of investment property and accrual-basis adjustments. The following is a reconciliation of reported net loss and net loss reported for federal income tax purposes.

                                               1998         1997
Net loss as reported for financial
reporting purposes                          (81,535)    (653,768)
Add:
Depreciation                                124,250      178,228
Accrual basis adjustments                   101,646      185,446

Net income (loss) reported for
federal income tax purposes                 144,361     (290,094)

NOTE 6 - TRANSACTIONS WITH RELATED PARTIES

Decade Companies and its general partners are general partners for other limited partnerships which have invested in real estate. The Partnership also shares certain management and accounting employees and other expenses with entities that are controlled by Decade Companies and its general partner. The Partnership has executed certain contracts providing for the following fees payable to the General Partner or to affiliates of the General Partner.

Decade Companies

In accordance with restrictions set forth in the Partnership Agreement and prospectus, the General Partner reviewed the calculations of front end fees allowed under the Limited Partnership Agreement during 1998 and calculated additional interest on acquisition fees of $73,402 payable to the General Partner. The additional interest expense representing amounts incurred for 1998 has been included with interest expense in the financial statements. Acquisition fees of $2,243,785 are payable to Decade Companies at December 31, 1998. Such fees were capitalized as part of the cost of the investment properties. Accrued interest on these fees was $667,826 at December 31, 1998.

In addition, mortgage placement fees of $90,246 are payable to Decade Companies at December 31, 1998.

Decade Properties, Inc.

Decade Properties, Inc. (Decade Properties) earned the following amounts from the Partnership: property management fees ($501,962 - 1998; $490,418 - 1997); and interest on real estate sales commissions ($28,588 - 1998; $28,588 -
1997).

Real estate sales commissions of $440,700 are payable to Decade Properties at December 31, 1998. Accrued interest on these fees was $376,380 at December 31, 1998. The payment of these fees is subordinated to the Limited Partners as detailed in the Partnership Prospectus.

In addition, other miscellaneous amounts are payable including payroll reimbursement and property management fees totaling $35,467 at December 31, 1998.

Deferred fees payable to affiliates bear interest at the minimum rate required under the Internal Revenue Code (the Code) to avoid imputed interest under the Code and is payable only from sales proceeds, Partnership operations or cash reserves. However, as described above and in Note 2, interest earned on certain deferred fees is subject to the limitations of the Limited Partnership Agreement.

Reimbursed expenses paid to the General Partner or affiliates of the General Partner on behalf of the Partnership were as follow: Decade Companies ($118,091 - 1998; $116,628 - 1997); and Decade Properties ($879,964 - 1998;
$842,319 - 1997).

NOTE 7 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents

The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Long-Term Debt

The carrying amount reported in the balance sheet for mortgage notes payable approximates its fair value.